Exhibit 5

February 19, 2003

The Board of Directors
United Technologies Corporation
One Financial Plaza
Hartford, CT 06101

Re: S-8 Registration Statement for the United Technologies Corporation Employee Savings Plan II

Ladies and Gentlemen:

This opinion is furnished in connection with the proposed filing with the Securities and Exchange Commission on or about February 19, 2003, of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, in connection with the offering of 75,000 shares of Common Stock, par value $1 per share (the "Shares") under the United Technologies Corporation Employee Savings Plan II (the "Plan").

I have acted as Counsel to the Corporation in connection with certain matters relating to the Plan. I am familiar with the Corporate proceedings relating thereto and have examined such documents and considered such matters of law as I have deemed necessary in giving this opinion.

It is my opinion that any Shares to be offered and sold pursuant to the Plan have been duly authorized. I hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement.

Very truly yours,

Richard M. Kaplan
Associate General Counsel

RMK/pgr